EXHIBIT 99.1

CONTACTS:	PRESS RELATIONS
BETSY CASTENIR
(212) 339-3424
TOM VOGEL
(212) 339-0862

FOR IMMEDIATE RELEASE:
INVESTOR RELATIONS
ROBERT TUCKER
(212) 339-0861

DEXIA PROVIDES USD 500 MILLION (EUR 340 MILLION) ADDITIONAL

CAPITAL TO FSA TO TAKE ADVANTAGE OF INCREASING OPPORTUNITIES

IN PUBLIC FINANCE MARKET

New York, New York, February 4, 2008 — Dexia and its subsidiary Financial Security Assurance Holdings Ltd. announced today that Dexia will contribute USD 500 million (EUR 340 million) additional capital to Financial Security Assurance Holdings Ltd., the holding company for monoline bond insurer Financial Security Assurance Inc. (FSA).  These resources will add capacity for FSA to take advantage of increasing opportunities that have recently arisen in the U.S. municipal and public infrastructure finance markets.  FSA’s Triple-A ratings have been recently affirmed by Fitch, Moody’s and Standard & Poor’s with a stable outlook without consideration of this capital increase.

Demand for FSA-insured bonds has grown dramatically in recent months, leading to opportunities to write substantial new premiums at high returns on equity for core municipal bond issuers in both primary and secondary markets.  These resources increase FSA’s qualified statutory capital by 18.5% to $3.2 billion and bring total claims-paying resources to $7.2 billion.

“We have long held the view that maintaining a strong capital position well ahead of minimum rating agency Triple-A capital requirements is an important aspect of prudent risk management,” said Robert P. Cochran, chairman and chief executive officer of FSA.  “In a time when many monoline Triple-A ratings have come under pressure, we are happy that our strong risk culture has allowed us to maintain a solid position and that our shareholder shares our view about the very good business prospects that we have in the current environment.”

This additional capital will have no impact on the Tier I ratio of Dexia and is expected to be increasingly EPS accretive as of 2009 (EPS neutral in 2008).

Axel Miller, CEO of Dexia, said: “Over the last years, Dexia and FSA have deliberately refrained from being present in the most dangerous corners of the monoline universe.  Given the shake-up of the financial guaranty competitive landscape and the significant value-creating opportunities which we are seeing every day in the U.S. public finance market, it is now time to reinvest some of the dividends received from FSA over the last three years to put more capital at work and reap the benefits of FSA’s prudent risk management in our core franchise.”

Fourth quarter and full year 2007 earnings will be released by FSA on February 12 and by Dexia on February 29.

THE COMPANY

Financial Security Assurance Holdings Ltd. (the Company), headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial products to clients in both the public and private sectors around the world. The principal operating subsidiary, Financial Security Assurance Inc. (FSA), a leading guarantor of public finance and asset-backed obligations, has been assigned Triple-A ratings, the highest ratings available, from Fitch Ratings, Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Rating and Investment Information, Inc. Through other subsidiaries, the Company provides FSA-insured financial products, such as guaranteed investment contracts, to obtain funds at Triple-A cost and then invests those funds in high-quality, liquid securities.  The Company is a member of the Dexia group.

FORWARD-LOOKING STATEMENTS

The Company relies on the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. This safe harbor requires that the Company specify important factors that could cause actual results to differ materially from those contained in forward-looking statements made by or on behalf of the Company. Accordingly, forward-looking statements by the Company and its affiliates are qualified by reference to the following cautionary statements.

In its filings with the SEC, reports to shareholders, press releases and other written and oral communications, the Company from time to time makes forward-looking statements. Such forward-looking statements include, but are not limited to:

•                  projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•                  statements of plans, objectives or goals of the Company or its management, including those related to growth in adjusted book value or return on equity; and

•                  expected losses on, and adequacy of loss reserves for, insured transactions.

Words such as “believes,” “anticipates,” “expects,” “intends” and “plans” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

The Company cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by the Company. These factors include:

•                  changes in capital requirements or other criteria of securities rating agencies applicable to FSA;

•                  competitive forces, including the conduct of other financial guaranty insurers;

•                  changes in domestic or foreign laws or regulations applicable to the Company, its competitors or its clients;

•                  changes in accounting principles or practices that may result in a decline in securitization transactions or affect the Company’s reported financial results;

•                  an economic downturn or other economic conditions (such as a rising interest rate environment) adversely affecting transactions insured by FSA or its investment portfolio;

•                  inadequacy of reserves established by the Company for losses and loss adjustment expenses;

•                  disruptions in cash flow on FSA-insured structured transactions attributable to legal challenges to such structures;

•                  downgrade or default of one or more of FSA’s reinsurers;

•                  market conditions, including the credit quality and market pricing of securities issued;

•                  capacity limitations that may impair investor appetite for FSA-insured obligations;

•                  market spreads and pricing on insured CDS exposures, which may result in gain or loss due to mark-to-market accounting requirements;

•                  prepayment speeds on FSA-insured asset-backed securities and other factors that may influence the amount of installment premiums paid to FSA; and

•                  other factors, most of which are beyond the Company’s control.

The Company cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by the Company speak only as of the date on which they are made, and the Company does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.